SALE AND PURCHASE OF SHARES AGREEMENT

THIS SALE AND PURCHASE OF SHARES AGREEMENT (“Agreement”) dated as of 29 June 2012, is made and entered into by and between:

1.
MNC INTERNATIONAL LTD., a company duly incorporated and existing as an exempted company under the laws of the Cayman Islands, its registered office is maintained by Bridge Street Services Limited of P.O Box 30691, Grand Cayman, KY1-1203, Cayman Islands (hereinafter referred to as “Seller”); and

2.
GLOBAL MEDIACOM INTERNATIONAL LTD., a company duly incorporated and existing as an offshore company with limited liability under the laws of the United Arab Emirates, having its registered office at P.0 Box 182398, Dubai, United Arab Emirates (hereinafter referred to as “Purchaser”).

Seller and Purchaser and their permitted respective successors in title and assignees hereinafter are collectively referred to as the “Parties” or individually as a “Party”.

WHEREAS:

A.
Seller owns 245,000,000 (two hundred and forty five million) shares of Linktone Ltd., a company duly incorporated and existing as an exempted company under the laws of the Cayman Islands (hereinafter referred to as the “Company”), such shares being referred to herein as the “Shares”; and

B.	Seller desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Seller, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1
Definitions

1.1	As used in the Agreement, the following terms shall have the meanings set forth below:

“Agreement” has the meaning ascribed to it in the first paragraph of this Agreement.

“Cash Consideration” has the meaning ascribed to it in Article 2.2 of this Agreement.

“Closing” means the closing of the transactions contemplated by Article 2.3 of this Agreement.

“Closing Date” means the day on which the last of the conditions precedent of the Parties have been fulfilled, which shall be no later than 31 July 2012.

“Company” has the meaning ascribed to it in the recital A of this Agreement.

“Confidential Information” shall have the meaning set forth in Article 7.2 of this Agreement.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the transfer or receipt of any income derived from any asset, (b) the use of any asset, and (c) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Excluded Liabilities” shall have the meaning set forth in Article 2.1 (b) of this Agreement.

“Governmental or Regulatory Authority” means the government of any nation, state, city, locality or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any relevant stock exchange or securities council).

“Knowledge of Seller” means the actual, constructive or imputed knowledge of the officers and employees of each Seller and Company after having made due and careful inquiries.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law, or any political subdivision thereof, or of any Governmental or Regulatory Authority.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Loss” means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Party” or “Parties” has the meaning ascribed to it in the first paragraph of this Agreement.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Purchaser” has the meaning ascribed to it in the first paragraph of this Agreement.

“Representatives” shall have the meaning set forth in Article 75.1 of this Agreement.

“Seller” has the meaning ascribed to it in the first paragraph of this Agreement.

“Shares” has the meaning ascribed to it in the recital A of this Agreement.

“Tax” means (a) any federal, state, local or foreign tax, or other governmental assessment, impost or duty including, but not limited to, capital, franchise, excise, estimated, value-added, replacement, stamp, occupation, successor or similar taxes as well as taxes based on income, employment, property, sales or use tax (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

1.2
Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” refer to the specified Article of this Agreement; and (v) the phrase “ordinary course of business” refers to the business of the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Article 2
Sale and Closing

2.1	Agreement to Sell and Purchase Shares

(a)
Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title, benefit and interest of Seller in and to the Shares, free from all Encumbrances, on the Closing Date, subject to the terms and conditions set forth in this Agreement; and

(b)
Purchaser shall not assume any Liabilities of the Seller which is not (i) specifically assumed by the Purchaser under this Agreement, or (ii) required to be assumed by the Purchaser by law (the “Excluded Liabilities”). Seller agrees to indemnify Purchaser against any Losses suffered in respect of the Excluded Liabilities.

2.2	Cash Consideration

As consideration for the sale of the Shares, Purchaser shall pay Seller U.S. $74,000,000 in cash (the “Cash Consideration”).

2.3	Closing

The Closing will take place at the place as Purchaser and Seller mutually agree on the Closing Date.  At the Closing:

(a)
against compliance by the Seller with the provisions of sub-clause (b) below, Purchaser will pay the Cash Consideration by wire transfer of immediately available funds to such account as Seller may reasonably provide by written notice delivered to Purchaser at least 3 (three) business day before the Closing Date; and

(b)
against compliance by the Purchaser with the provisions of sub-clause (a) above, Seller will assign and transfer to Purchaser all of Seller’s right, title, benefit and interest in and to the Shares, free of Encumbrances, by delivering to Purchaser all necessary documents, including but not limited to shares certificate, transfer certificate and/or Company’s Share Register, reflecting that the Shares ownership have been legally transferred from Seller to Purchaser in accordance with the Company’s articles of association and the Cayman Islands’ Law.

The Parties hereby agree that on the Closing Date, all obligations as relevant to the Parties and the Company, including but not limited to any reporting or disclosure obligations, must have been or will be conducted pursuant to the applicable Law.

2.4	Tax Consequences

No Party makes any representations or warranties to the other Parties regarding the Tax treatment of the sale and purchase of Shares, or any of the Tax consequences to the other Party under this Agreement, or of any of the other transactions or agreements contemplated hereby. Each Party acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement.

Article 3
Representations and Warranties of Seller

Seller represents and warrants to Purchaser that the following statements are true and correct:

3.1	Organization; Good Standing

Seller is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all necessary power and authority to conduct its business in the manner in which the business is currently being conducted.

3.2	Authority; Validity

(a)	Seller has all right, power and authority to execute and deliver this Agreement to which it is a party and to perform its obligations under this Agreement.

(b)
All corporate action on the part of Seller that is necessary for the due authorization, execution and delivery of, and the performance of all obligations of Seller under this Agreement has been duly taken.

(c)	This Agreement has been duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

3.3	Compliance with Law; No Violations

Seller is in compliance with all requirements of applicable Law.  The execution and delivery of this Agreement will not: (a) conflict with or (with or without notice or lapse of time, or both) result in a violation of (i) any provision of the Seller’s contract or agreement as currently in effect, or (ii) any Law applicable to Seller, or (b) result in the imposition or creation of any Encumbrance upon or with respect to the Shares.

3.4	Legal Proceedings

(a)	There is no legal proceeding pending or, to the Knowledge of Seller, threatened, against, relating to or affecting Seller.

(b)
There is no basis for any person to assert against Seller (i) any claim based upon Seller entering into this Agreement; (ii) any claim based upon any confidentiality or similar agreement entered into by Seller; (iii) any claim that Seller has agreed to sell the Shares to any Party other than Purchaser; (iv) any challenge or contest to Seller’s right or title to, or ownership of, or any claim that seeks to impose an Encumbrance on, or a transfer of title or ownership of, the Shares; or (v) any claim that could reasonably be expected to impair or have an adverse effect on Purchaser’s right on the Shares.

3.5	No Liabilities

Seller has no liabilities associated with the Shares, as of the Closing.

3.6	Full Disclosure

Seller has disclosed to Purchaser all facts known to Seller that are material to the Shares.  No representation or warranty by Seller in this Agreement, or other certificate or document delivered or to be delivered by Seller under this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in each case with respect to the Shares, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

Article 4
Representations and Warranties of Purchaser

The Purchaser represents and warrants to Seller that the following statements are true and correct:

4.1	Organization; Good Standing.

The Purchaser is duly organized, validly existing and in good standing under the laws of the United Arab Emirates and has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted.

4.2	Authority; Validity.

(a)	The Purchaser has the right, power and authority to enter into and perform its obligations under this Agreement to which it is a party and to perform its obligations under this Agreement.

(b)
All corporate action on the part of Purchaser necessary for the due authorization, execution and delivery of, and the performance of all obligations of Purchaser under this Agreement has been duly taken.

(c)	This Agreement has been duly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

4.3	No Violations

The execution and delivery of this Agreement will not conflict with or (with or without notice or lapse of time, or both) result in a violation of any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, as currently in effect.

Article 5
Conditions to Obligations of Purchaser

The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions by Purchaser:

5.1	Representations and Warranties

The representations and warranties made by Seller in this Agreement shall be true and correct on and as of the date hereof and as of the Closing Date as though made on and as of the date hereof or the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

5.2	Consents and Approvals

All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller to perform its obligations under this Agreement and to consummate the transaction contemplated hereby and thereby shall have been duly obtained and shall be in full force and effect.

Article 6
Conditions to Obligations of Seller

The obligations of Seller hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions by Purchaser:

6.1	Representations and Warranties

The representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.

6.2	Regulatory Consents and Approvals

All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transaction contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect.

Article 7
Confidentiality

7.1
Purchaser and Seller recognize that the Parties to this Agreement have received Confidential Information concerning the other Parties during the course of the negotiations and preparations of the sale and purchase of Shares.  Accordingly, from and after the execution of this Agreement, Purchaser and Seller hereby agree: (i) to maintain the other Parties’ Confidential Information in strict confidence; (ii) to direct its respective members, managers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and members of advisory boards) (collectively, “Representatives”) not to disclose or use to the detriment of the disclosing party, any Confidential Information (iii) not to disclose such Confidential Information to any third parties; and (iv) not to use any such Confidential Information for any purpose except to consummate the transaction contemplated hereby.  Each Party may disclose the Confidential Information of the other Party to its Representatives who have a bona fide need to know such Confidential Information for the purpose of consummating the sale and purchase of Shares transactions, but solely to the extent necessary to consummate such transaction and related transactions (if any) and for no other purpose.  The provisions of this Article 7.1 will not restrict a Party from disclosing another Party’s Confidential Information to the extent required by any relevant Laws; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance written notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure.

7.2
For purposes of this Agreement, “Confidential Information” means (i) all trade secrets or confidential or proprietary information designated as such in writing by the disclosing party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the disclosing party to the recipient or (ii) information which is orally or visually disclosed to the recipient by the disclosing party and is received under circumstances that the recipient knows or should reasonably be expected to understand the confidential and proprietary nature of such information.  In addition, the term “Confidential Information” shall be deemed to include: (i) any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by the recipient or its Representatives which contain, reflect or are based upon, in whole or in part, any Confidential Information furnished to the recipient or its Representatives pursuant hereto; and (ii) the existence or status of, and any information concerning, the discussions between Purchaser or Seller concerning the sale and purchase of Shares, or the terms of such transaction (including, but not limited to, the economic terms thereof); provided, however, that Confidential Information will not include information that (1) is now or thereafter becomes generally known or available to the public, through no act or omission on the part of the receiving party; (2) is rightfully acquired after the Closing Date by the receiving party from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure; or (3) is independently developed after the Closing Date by the receiving party without access to any Confidential Information of the disclosing party.

Article 8
Tax Matters

Each Party shall be responsible for its own taxes due or payable to any taxing authority in connection with the sale and purchase of Shares contemplated by this Agreement.

Article 9
Miscellaneous

9.1	Assignment; Binding upon Successors and Assigns

Either Party may not assign any of its rights or obligations hereunder without the prior written approval of the other Party.

9.2	Governing Law; Consent to Jurisdiction; Venue

The execution, validity, interpretation and implementation of this Agreement shall be governed and construed in accordance with the laws of the Cayman Islands.  Any dispute between the Parties shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) (such Rules, the “SIAC Rules”) in force when the “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this Agreement.  The place or seat of arbitration shall be Singapore.

9.3	Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.4	Notices

Any notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or electronic mail with confirmation of receipt, or mailed (first class postage prepaid), to the Parties at the addresses mentioned in the first paragraph of this Agreement.  All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Article 9.4, be deemed given upon delivery, (ii) if delivered by facsimile, be deemed given upon receipt, and (iii) if delivered by main in the manner described above, be deemed given upon receipt.

Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

9.5	Amendments and Waivers

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each Party or, in the case of a waiver, by written consent of the Party providing the waiver.  Any amendment or waiver effected in accordance with this Article 9.5 shall be binding upon all of the Parties hereto and their successors and permitted assigns.

9.6	No Waiver

The failure of any Party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.  The waiver by a Party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

9.7	Severability

If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to give effect to the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

9.8	Specific Performance

Seller recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, Seller agrees that in addition to other remedies, Purchaser shall be entitled to an injunction restraining any violation or threatened violation by Seller of the provisions of this Agreement, without the need to fulfill any other undertaking.

9.9	Remedies

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy will not preclude the exercise of any other.

9.10	Expenses

Each Party will bear its respective fees and expenses incurred with respect to the transaction contemplated hereby.

9.11	Entire Agreement

This Agreement constitutes the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

IN WITNESS WHEREOF, this Agreement is signed by the duly authorized representatives of each of the Parties hereto on the date first written above.

Agreed and accepted on behalf of Seller, MNC INTERNATIONAL LTD.	Agreed and accepted on behalf of Purchaser, GLOBAL MEDIACOM INTERNATIONAL LTD.

/s/ Oerianto Guyandi	/s/ M. Budi Rustanto
Name: Oerianto Guyandi Title: Proxy	Name: M. Budi Rustanto Title: Proxy